FORM OF
                          FINANCIAL GUARANTY AGREEMENT

                  FINANCIAL GUARANTY AGREEMENT, dated as of        , 1999 (the
"Agreement"), among MBIA Insurance Corporation, a New York monoline stock insurance company (the "Insurer"), AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut company ("Aeltus"), and AETNA SERIES FUND, INC., an open-end management investment company ("the Fund").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Fund is a series fund and intends to create one or more additional series called Aetna Principal Protection Fund (each a "PPF"), which will include a promise by the Fund on behalf of each PPF (each a "Repayment Obligation") to repay to each shareholder thereof (a "PPF Shareholder") at maturity his or her Adjusted Guarantee Amount (as defined herein) with respect to such PPF Shareholder; and

                  WHEREAS, the Insurer is authorized to transact a financial guaranty insurance business in the State of Connecticut and the Fund has requested the Insurer, and the Insurer has agreed, to issue to the Fund Policies in connection with each PPF substantially in the form of Exhibit A hereto (each a "Policy") in the aggregate amount of $250,000,000 to assure the timely payment by the Fund of the Repayment Obligations with respect to the PPFs; and

                  WHEREAS, the parties hereto, among other things, desire to specify the conditions precedent to the issuance by the Insurer of the Policies, the payment of the premium and other amounts in respect thereof, the reimbursement obligations of Aeltus, the investment adviser to the Fund, to the Insurer, and to provide for certain other matters related thereto;

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                  NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the parties hereto agree as follows:



                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 General Definitions. The terms defined in this
Article I shall have the meanings provided herein for all purposes of this Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate.

                  "Adjusted Guarantee Amount" shall mean, with respect to any PPF Shareholder, on any date of determination, an amount equal to the product of (i) the Guarantee per Share for the class of shares held by such PPF Shareholder and (ii) the total number of shares of such class of shares of the PPF held by such PPF Shareholder on such date.

                  "Adjusted Total Asset Value" shall have the meaning set forth in Section 3.5.

                  "Aeltus" shall mean Aeltus Investment Management, Inc., the adviser to the Fund.

                  "Aggregate Adjusted Guarantee Amount" shall mean, with respect to any PPF, on any date of determination, the aggregate Adjusted Guarantee Amounts with respect to all PPF Shareholders in such PPF on such date of determination.

                  "Application" shall have the meaning set forth in Section 2.2.

                  "Asset Allocation Test" shall have the meaning set forth in
         Section 3.5.

                  "Asset Allocation Threshold" shall mean, with respect to any PPF, on any Valuation Date, an amount equal to 97% of the sum of the Present Value of the Aggregate Adjusted Guarantee Amount and the Present Value of Covered Expenses with respect to such PPF.

                  "Business Day" shall mean a day that is a Trading Day and is not a Saturday or Sunday, and is not a legal holiday or a day in which banking institutions generally are authorized or obligated by law or regulation to close in New York, New York or in Hartford, Connecticut.

                  "Cash Associated with Futures" shall mean, with respect to any Index Future, on any Valuation Date, an amount of cash or Cash Equivalents equal to the Market Value thereof on such Valuation Date.

                  "Cash Equivalents" shall mean the Eligible PPF Investments described in Section 3.1(b)(i).

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                  "Class B Percentage" shall mean, with respect to any PPF, on any Valuation Date, the net asset value (NAV) of class B shares of such PPF multiplied by the number of class B shares of such PPF outstanding, divided by the sum of: (i) the NAV of class A shares of such PPF multiplied by the number of class A shares of such PPF outstanding and
         (ii) the NAV of class B shares of such PPF multiplied by the number of class B shares of such PPF outstanding.

                  "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Corporate Bond" shall mean, on any Valuation Date, the fixed income securities of any corporation as described in Section 3.1(b)(iii).

                  "Covered Expenses" shall mean, for each PPF, on each day when the Asset Allocation Test is done, if the percentage of the Total Asset Value of such PPF allocable to equities is greater than or equal to 30% using the Lower Covered Expense Ratio, an amount determined by Aeltus but in no case less than the Lower Covered Expense Ratio; otherwise, the Higher Covered Expense Ratio.

                  "Custodian" shall mean Mellon Bank, N.A. or any successor or assigns under the Custodian Agreement.

                  "Custodian Agreement" shall mean the Custodial Services Agreement by and between the Fund and the Custodian with respect to the custody of the assets of certain series of the Fund including the PPFs, as the same may be amended, supplemented or modified from time to time.

                  "Custodian Service Agreement" shall mean the Service Agreement, dated , 1999, among the Fund, the Insurer and the Custodian, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time, and any other agreement substantially in the form of Exhibit C hereto with a successor Custodian.

                  "Default" shall mean any of the events specified in Section 4.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Default Period" shall have the meaning set forth in Section 4.2(a).

                  "Discount Rate" shall mean, with respect to any PPF, on any Valuation Date, the aggregate Market Value of such PPF's Fixed Income Portfolio multiplied by such PPF's Fixed Income Portfolio Yield, plus the U.S. Treasury Futures Spread for such PPF, divided by the aggregate Market Value of such PPF's Fixed Income Portfolio. If such

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         PPF does not hold any securities in its Fixed Income Portfolio on such
         Valuation Date, the Discount Rate shall be the interest rate derived by calculating the internal rate of return for a proxy U.S. Treasury Zero maturing on the date closest to the Maturity Date with respect to such PPF proxy but in no event later than such Maturity Date. The yield to maturity of each security held in the Fixed Income Portfolio or, if no securities are held in the Fixed Income Portfolio, the internal rate of return for such proxy U.S. Treasury Zero, shall be calculated based on actual days, compounded on an annual basis, and shall be based on the dollar value for such security as of such Valuation Date as is published by Bloomberg, L.P. compared with the dollar value for such security at maturity.

                  "Effective Date" shall mean the date on which the conditions set forth in Section 2.3 are satisfied.

                  "Eligible PPF Investments" shall have the meaning set forth in
         Section 3.1(b).

                  "Equity Portfolio" shall mean all equity securities held by a PPF which are Eligible PPF Investments as defined in Sections 3.1(b)(v) and (vi).

                  "Event of Default" shall have the meaning set forth in Section 4.1.

                  "Fee Payment Date" shall have the meaning set forth in Section 2.4.

                  "Fixed Income Portfolio" shall mean all fixed income securities held by a PPF which are Eligible PPF Investments as defined in Sections 3.1(b)(i), (ii), (iii) and (iv).

                  "Fixed Income Portfolio Yield" shall mean, with respect to any PPF, the weighted average yield to maturity of such PPF's Fixed Income Portfolio.

                  "Fund" shall have the meaning set forth in the recitals.

                  "Fund Sector Weight" shall mean, with respect to any PPF for any Sector, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Market Value of all Index Equities belonging to such Sector held by such PPF on such Valuation Date and the denominator of which is the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date.

                  "Fund Weight" shall mean, with respect to any PPF and an Index Equity, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the Market Value of such Index Equity held by such PPF on such Valuation Date and the denominator of which is the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date.

                  "Government Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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                  "Guarantee per Share" shall mean, with respect to any PPF, on any Valuation Date, the minimum amount per share for each class of shares of such PPF that the Fund is promising on such date, on behalf of such PPF, to repay to PPF Shareholders in such class of shares of such PPF on the Maturity Date of such PPF. Initially, the Guarantee per Share for each class of shares of each PPF will equal the NAV for such class on the last day of the Offering Period for such PPF. Thereafter, the Guarantee per Share for each class of shares of each PPF will be adjusted for distributions to PPF Shareholders in such PPF on the date such distributions are effective as follows: new Guarantee per Share equals previous Guarantee per Share for such class divided by (one plus (the distribution per share for such class divided by (the NAV for such class prior to such distribution minus the distribution per share for such class))).

                  "Guarantee Period" shall have the meaning set forth in each PPF's prospectus. Generally, it is the period commencing with the Inception Date and ending on the Maturity Date.

                  "High Ranked Equities" shall mean, on any date of determination, the Index Equities listed by Aeltus as "High Ranked Stocks" in the report most recently delivered by Aeltus to the Insurer pursuant to Section 3.4.

                  "Higher Covered Expense Ratio" shall mean, with respect to any PPF, on any date of determination, 1.50% times (one minus the Class B Percentage with respect to such PPF) plus 2.25% times the Class B Percentage with respect to such PPF.

                  "Hypothetical Total Asset Value" shall mean, with respect to any PPF, the Total Asset Value that would have prevailed on the date on which a Permanent Deficit Event occurred had the actual Total Asset Value for such PPF on the preceding Business Day been divided between the Equity Portfolio for such PPF and the Fixed Income Portfolio for such PPF such that (A) the dollar amount invested in the Equity Portfolio equaled the amount allowed in order for the Present Value of the Aggregate Adjusted Guarantee Amount plus the Present Value of Covered Expenses using the Higher Covered Expense Ratio for such PPF on such date to exactly equal the Adjusted Total Asset Value on such date, and (B) the dollar amount invested in the Fixed Income Portfolio equaled the actual Total Asset Value on such date minus the hypothetical Equity Portfolio value determined in (A) above. To calculate the Hypothetical Total Asset Value, the hypothetical Equity Portfolio value determined in (A) above and the hypothetical Fixed Income Portfolio value determined in (B) above will each be adjusted to reflect the change in value of such PPF's actual Equity Portfolio and Fixed Income Portfolio from the Business Day preceding the Permanent Deficit Event to the date on which the Permanent Deficit Event occurred. The sum of these adjusted hypothetical Equity Portfolio and Fixed Income Portfolio values as of the date on which the Permanent Deficit Event occurred will equal the Hypothetical Total Asset Value. A sample calculation is set forth in Annex C.


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                  "Inception Date" shall mean, with respect to a PPF, the
         calendar day immediately following the last day of the Offering Period.

                  "Indemnitee" shall have the meaning set forth in Section 2.6.

                  "Indemnified Liabilities" shall have the meaning set forth in
         Section 2.6.

                  "Index Equity" shall mean, on any Valuation Date, the equity securities of any company included in the S&P 500 Index on such Valuation Date.

                  "Index Equity Capitalization" shall mean, for any Index Equity, on any Valuation Date, the number of shares outstanding of such Index Equity, as published by FactSet Data Systems, Inc. multiplied by the price per share of such Index Equity, as published by Bridge Data Company.

                  "Index Future" shall mean a forward contract on the S&P 500 Index, as traded on the Chicago Mercantile Exchange.

                  "Index Weight" shall mean, for any Index Equity, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the Index Equity Capitalization of such Index Equity on such Valuation Date and the denominator of which is the Total Index Capitalization on such Valuation Date.

                  "Insurer" shall have the meaning set forth in the recitals.

                  "Investment Advisor Agreements" shall mean each investment advisory agreement between Aeltus and a PPF.

                  "Investment Advisor Fees" shall mean the fees payable to Aeltus pursuant to the Investment Advisor Agreements, in the amounts set forth in the Investment Advisor Agreements.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

                  "Low Ranked Equities" shall mean, on any date of determination, the Index Equities listed by Aeltus as "Low Ranked Stocks" in the report most recently delivered by Aeltus to the Insurer pursuant to Section 3.4.

                  "Lower Covered Expense Ratio" shall mean, with respect to any PPF, on any date of determination, 1.50% minus, for each PPF, the greater of (A) zero and (B) the lesser of (i) 0.5% and (ii) the amount determined by the following formula: 1.015 minus (0.96109 times (one plus the Discount Rate on the last day of the Offering Period for such
         PPF)).


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                  "Maturity Date" shall have the meaning set forth in Section
         2.1.

                  "Moody's" shall mean Moody's Investors Services, Inc. and its successors and assigns.

                  "NYSE" shall mean The New York Stock Exchange.

                  "Offering Period" shall have the meaning set forth in each PPF's prospectus. Generally, this will be the period preceding the Inception Date during which a PPF permits sales of shares to investors.

                  "Permanent Deficit Event" shall have the meaning set forth in
         Section 2.5(a).

                  "Permanent Deficit Reimbursement Ratio" shall be calculated and fixed on the date on which a Permanent Deficit Event occurs and shall mean (A) if Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event were greater than or equal to 1.50%, 100%; (B) if Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event were less than 1.50% and greater than or equal to 1.17%, 0.75% divided by (0.75% plus (1.50% minus Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event)); or (C) if Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event were less than 1.17%, (0.75% plus (1.17% minus Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event)) divided by (1.08% plus (1.17% minus Covered Expenses on the Business Day preceding the date of the Permanent Deficit Event)).

                  "Permanent Fee Deficit Amount" shall mean, on any Valuation Date, (A) (i) the Permanent Total Deficit Amount on the date on which a Permanent Deficit Event occurred minus the Permanent Principal Deficit Amount on the date on which a Permanent Deficit Event occurred divided by (ii) the Permanent Total Deficit Amount on the date on which a Permanent Deficit Event occurred times (B) the Permanent Total Deficit Amount on such Valuation Date.

                  "Permanent Principal Deficit Amount" shall mean the greater of
         (A) the Present Value of the Aggregate Adjusted Guarantee Amount plus the Present Value of Covered Expenses using the Higher Covered Expense Ratio on the date on which a Permanent Deficit Event occurs minus the Hypothetical Total Asset Value and (B) zero.

                  "Permanent Total Deficit Amount" shall mean, with respect to any PPF, on any Valuation Date, the greater of (A) zero and (B) the Present Value of Covered Expenses using the Higher Covered Expense Ratio for such PPF plus the Present Value of the Aggregate Adjusted Guarantee Amount for such PPF minus the Total Asset Value for such PPF on such date.

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                  "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

                  "Policy" shall have the meaning set forth in the recitals.

                  "Policy Fee" shall have the meaning set forth in Section 2.4.

                  "Present Value of the Aggregate Adjusted Guarantee Amount" shall mean, with respect to any PPF on any Valuation Date, the Aggregate Adjusted Guarantee Amount for such PPF discounted at the Discount Rate with respect to such PPF on such Valuation Date to the Maturity Date with respect to such PPF.

                  "Present Value of Covered Expenses" shall mean, with respect to any PPF, on any Valuation Date, the Present Value of the Aggregate Adjusted Guarantee Amount for such PPF on such date times (one plus Covered Expenses for such PPF on such date, compounded over the remaining time to the Maturity Date of such PPF, minus one).

                  "Rebalancing" shall have the meaning set forth in Section 3.5.

                  "Reimbursement Amount" shall mean, with respect to any PPF, on any Valuation Date, the sum of the reimbursement payments received by MBIA from Aeltus with respect to such PPF pursuant to Section 2.5(a), plus interest accrued forward from the dates such payments were received by MBIA to the Valuation Date at the respective Discount Rates prevailing with respect to such PPF on the dates such payments were received by MBIA, minus any refund made by MBIA to Aeltus pursuant to the same Section 2.5(a).

                  "Repayment Obligation" shall have the meaning set forth in the recitals.

                  "Requirements of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Government Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Sector" shall mean one of the Sectors set forth in Annex B hereto, as amended from time to time.

                  "Sector Index Weight" shall mean, on any Valuation Date, for each Sector, the percentage equivalent of a fraction, the numerator of which is the sum of the Index Equity Capitalizations for all Index Equities belonging to such Sector on such Valuation Date and the denominator of which is the Total Index Capitalization on such Valuation Date.

                  "Selection Guidelines" shall mean the investment guidelines described in Annex A.

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                  "S&P" shall mean Standard and Poor's Ratings Service, a
         division of McGraw Hill Companies, Inc.

                  "S&P 500 Index" shall mean the index of 500 equity securities known as the Standard and Poor's 500 Composite Index of 500 Stocks and as compiled by S&P and published by FactSet Data Systems, Inc.

                  "Total Asset Value" shall mean, with respect to any PPF, on any Valuation Date, an amount equal to the sum of:

                         (i) the aggregate Market Value of all Index Equities
                  held by such PPF on such Valuation Date;

                         (ii) the aggregate Market Value of all Cash Equivalents
                  held by such PPF (less Cash Associated with Futures with respect to such PPF) on such Valuation Date;

                         (iii) the aggregate Market Value of all U.S. Treasury
                  and Agency Zeroes held by such PPF on such Valuation Date;

                         (iv) the aggregate Market Value of all Corporate Bonds held by such PPF on such Valuation Date; and

                         (v) the aggregate value of all cash set aside for
                  margin requirements plus daily settlement of gains or losses with respect to all U.S. Treasury Futures held by such PPF.

                  "Total Index Capitalization" shall mean, on any Valuation Date, the sum of the Index Equity Capitalizations on such Valuation Date for all Index Equities (other than Aetna Inc.).

                  "Trading Day" shall mean each day on which the NYSE is open for regular trading.

                  "Transaction Documents" shall mean this Agreement and the Custodian Service Agreement, as each may be amended, supplemented or otherwise modified from time to time.

                  "U.S. Treasury Futures" shall mean forward contracts on U.S. Treasury securities.

                  "U.S. Treasury Futures Spread" shall mean, with respect to any PPF, on any Valuation Date, the product of the notional value of each U.S. Treasury Future held by such PPF times (the yield on such U.S. Treasury Future's cheapest-to-deliver bond minus the targeted Fed Funds rate on such date as published by [describe]) for all U.S. Treasury Futures held by such PPF.

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                  "U.S. Treasury or Agency Zeroes" shall mean non-callable
         non-interest bearing obligations of (A) the U.S. Treasury backed by the full faith and credit of the United States of America and (B) U.S. Government Agencies, including, without limitation: Certificates of Accrual on Treasury Securities (CATS); Treasury Investment Growth Receipts (TIGRs); Generic Treasury Receipts (TRs); and Separate Trading of Registered Interest and Principal of Securities (STRIPS).

                  "Valuation Date" shall mean, for any Trading Day, as of the close of trading on the immediately preceding Trading Day.

                  Section 1.2 Generic Terms. All words used herein shall be construed to be of such gender or number as the circumstances require. The words "herein," "hereby," "hereof," "hereto," "hereinbefore" and "hereinafter," and words of similar import, refer to this Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  Section 1.3 Valuation Calculations. All calculations to be made herein shall be made on a basis that assumes that all acquisitions and dispositions of assets are settled as of the related trade date, not the settlement date.


                                   ARTICLE II
                                  THE POLICIES

                  Section 2.1 Policies. The Insurer agrees, subject to the conditions hereinafter set forth, to issue up to six Policies to the Fund during the period commencing on the Effective Date and ending on December 31, 2000 in an aggregate amount up to $250,000,000. Each Policy shall (i) be issued on an Inception Date with respect to a PPF, (ii) guarantee the Repayment Obligations with respect to such PPF on the date which is five years from the issuance date of such Policy (the "Maturity Date"), (iii) be in an amount equal to the Aggregate Adjusted Guarantee Amount on the Inception Date with respect to such PPF, (iv) be in an amount not less than $25,000,000 and (v) terminate by its terms on the earlier of (A) the second Business Day immediately succeeding the Maturity Date with respect to such PPF or (B) any date on which the Aggregate Adjusted Guarantee Amount with respect to such PPF equals zero.

                  Section 2.2 Procedure for Issuance of Policies. The Fund may from time to time request that the Insurer issue a Policy by delivering to the Insurer at its address for notices specified herein an application therefore substantially in the form of Exhibit D (each an "Application"), completed to the satisfaction of the Insurer, and such other information with respect to the related PPF as the Insurer may reasonably request. Upon receipt of any Application and satisfaction of the conditions precedent therefore set forth in
Section 2.3(b), the Insurer shall promptly issue and deliver to the Fund at its address for notices specified herein the Policy requested thereby duly authorized and executed by the Insurer (but in no event shall the Insurer

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send any Policy to the Fund later than five Business Days after its receipt of the Application therefor or be required to send any Policy to the Fund earlier than two Business Days after its receipt of the Application therefor).

                  Section 2.3 Conditions Precedent to Effectiveness. (a) The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

                  (i) The Transaction Documents and the Custodian Agreement shall be in full force and effect and the Transaction Documents shall be in form and substance satisfactory to the Insurer and an executed counterpart of each Transaction Document shall have been delivered to the Insurer;

                  (ii) The Insurer and the Fund shall have received a certificate of the Secretary or Assistant Secretary of Aeltus, dated the Effective Date, as to the incumbency and signature of the officers or other employees of Aeltus authorized to sign the Transaction Documents to which Aeltus is a party on behalf of Aeltus, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of Aeltus;

                  (iii) The Insurer and Aeltus shall have received a certificate of the Secretary or Assistant Secretary of the Fund, dated the Effective Date, as to the incumbency and signature of the officers or other employees of the Fund authorized to sign this Agreement on behalf of the Fund, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of the Fund;

                  (iv) Aeltus and the Fund shall have received a certificate of the Secretary or Assistant Secretary of the Insurer, dated the Effective Date, as to the incumbency and signature of the officers or other employees of the Insurer authorized to sign this Agreement on behalf of the Insurer, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of the Insurer;

                  (v) The Insurer shall have received certificates of the Secretary or Assistant Secretary of Aeltus dated the Effective Date certifying that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of Aeltus authorizing the execution of this Agreement and all other Transaction Documents to which Aeltus is a party;

                  (vi) The Insurer shall have received certificates of the Secretary or Assistant Secretary of the Fund dated the Effective Date certifying that attached thereto are true, complete and correct copies of resolutions duly adopted by the Board of Directors of the Fund authorizing the execution of this Agreement;

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                  (vii) Each party to this Agreement shall have received the following executed legal opinions, in form and substance satisfactory to each of the parties hereto, dated the Effective Date:

                             (A)    the opinion of Amy R. Doberman, Esq.,
                                    counsel to Aeltus, substantially to the
                                    effect set forth in Exhibit __.

                             (B)    the opinion of ____________________,
                                    __________________ of the Custodian,
                                    substantially to the effect set forth in Exhibit __.

                             (C)    the opinion of _____________________,
                                    Associate General Counsel and Vice President of the Insurer, substantially to the effect set forth in Exhibit __.

                  (viii) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Insurer, and the Insurer shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                  (b) The obligation of the Insurer to issue each Policy is subject to the satisfaction of the following conditions on the Inception Date with respect to the related PPF:

                  (i) The registration statement with respect to such PPF shall have been filed with and declared effective by the Securities and Exchange Commission, and a copy of each prospectus and statement of additional information shall have been delivered to the Insurer;

                  (ii) The Insurer shall have received a certificate of the Secretary or Assistant Secretary of the Fund dated as of such Inception Date certifying that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors authorizing the creation of such PPF;

                  (iii) Each of the representations and warranties made by Aeltus and the Fund in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of such date;

                  (iv) No Default or Event of Default shall have occurred and be continuing on such date;

                  (v) No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any Government Authority which would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof; and

                  (vi) All proceedings, and all documents, instruments and other legal matters in connection with the creation of such PPF shall be satisfactory in form and substance to the Insurer.

                  Section 2.4 Premiums. In consideration of the issuance by the Insurer of the Policies, each PPF shall pay to the Insurer a fee in an amount equal to 0.33% per annum of the PPF's average daily net assets during the Guarantee Period (the "Policy Fee") payable monthly in arrears (each a "Fee Payment Date"). Policy Fees payable on each Fee Payment Date shall be calculated based on a 365- or 366-day year and the actual number of days elapsed.

                  Section 2.5 Reimbursement Obligations. (a) If, on a particular date, a Rebalancing pursuant to Section 3.5 with respect to a PPF requires that 100% of the assets of such PPF be invested solely in U.S. Treasury and Agency Zeroes and Cash Equivalents, and, on the previous Business Day, Covered Expenses were less than the Higher Covered Expense Ratio for such PPF on such date, a "Permanent Deficit Event" will have been deemed to have occurred. From this date forward, Aeltus agrees to make payments to the Insurer in amounts equal to 100% of the revenues it receives from such PPF, within two Business Days of the date each such payment is received, until such time that the Reimbursement Amount equals or exceeds the Permanent Deficit Reimbursement Ratio times the Permanent Fee Deficit Amount. Thereafter, MBIA shall refund to Aeltus, on a quarterly basis, the excess, if any, of the Reimbursement Amount over the Permanent Deficit Reimbursement Ratio times the Permanent Fee Deficit Amount as of the last Business Day of each calendar quarter.

                  (b) If, on the Maturity Date with respect to any PPF, the Guarantee Per Share for any class of shares of such PPF is greater than the NAV for such class of shares, MBIA will make a payment to such PPF on the next Business Day equal to the Guarantee Per Share for such class of shares minus the NAV for such class of shares times the number of shares outstanding for such class of shares on the Maturity Date.

                  Section 2.6 Indemnification. (a) In addition to any and all rights of reimbursement or any other rights pursuant hereto or under law or equity, Aeltus agrees (i) to pay, or reimburse, the Insurer for all of its reasonable out-of-pocket costs and expenses (including, as provided in Section 7.4, the reasonable fees and disbursements of its counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and any amendment, supplement or modification thereof, or waiver or consent thereunder, (ii) to pay, or reimburse, the Insurer for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of its counsel) incurred in connection with the enforcement or preservation of any rights under the Transaction Documents, (iii) to pay, indemnify, and hold the Insurer harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, other than taxes due as a result of MBIA's revenue generation that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Transaction

Documents and (iv) to pay, indemnify and hold the Insurer and its officers, directors and employees (each an "Indemnitee") harmless from and against any and all out-of-pocket liabilities (including penalties), obligations, losses, damages, actions, suits, demands, claims, judgments, costs, expenses or disbursements of any kind or nature whatsoever that arise out of or result from or out of (A) the transactions contemplated by the Transaction Documents or (B) any investigation or defense of, or participation in, any legal proceeding relating to the execution, delivery, enforcement, performance or administration of the Transaction Documents (whether or not such Indemnitee is a party thereto) (all the foregoing in clauses (i) through (iv) above, collectively, the "Indemnified Liabilities"); provided that Aeltus shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities arising from the negligence, bad faith or willful misconduct of any Indemnitee. Any payments required to be made by Aeltus under this Section 2.6 shall be due and payable by Aeltus on the 30th day after appropriate documentation of such Indemnified Liability is provided to Aeltus by the Insurer.

                  (b) The indemnity provisions of this Section 2.6, as well as the reimbursement provisions set forth in Section 2.5, shall survive the termination of this Agreement.


                                   ARTICLE III
                               MANAGEMENT OF PPFS

                  Section 3.1 Eligible Investments. (a) Aeltus, as the investment adviser of each PPF, shall segregate the assets of each such PPF from all other series of the Fund and ensure that the investment of the assets of each independently satisfies the requirements of this Article III.

                  (b) Aeltus shall, subject to the restrictions of Sections 3.2, 3.3, 3.4 and 3.5, invest the assets of each PPF only in the following types of investments ("Eligible PPF Investments"):

                  (i) cash and the following short-term securities with remaining maturities of 180 days or less: (1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, excluding U.S. Treasury and Agency Zeroes; (2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof; provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-1 by Moody's; (3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above; and (4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's;

                  (ii) U.S. Treasury or Agency Zeroes maturing on, or within the 90 days preceding, the Maturity Date with respect to such PPF;

                  (iii) Non-callable Corporate Bonds, each of which matures within three years preceding or three years following the Maturity Date with respect to such PPF and is rated AA- or higher by S&P or Aa3 or higher by Moody's; provided that if both Moody's and S&P have issued a rating on the security, such rating shall be no less than Aa3/AA-; if a Corporate Bond held by a PPF is downgraded below this level, Aeltus shall divest the security within 15 Business Days following the public announcement of such downgrade;

                  (iv)  U. S. Treasury Futures;

                  (v)   Index Equities; and

                  (vi)  Index Futures.

                  Section 3.2 Investment Restrictions. Aeltus shall invest the assets of each PPF subject to the following limitations:

                  (a) all Cash Associated with Futures shall be invested in Cash Equivalents;

                  (b) each PPF shall hold Cash Equivalents having an aggregate Market Value at all times at least equal to Cash Associated with Futures with respect to such PPF;

                  (c) the aggregate Market Value of all Cash Equivalents held by such PPF (less Cash Associated with Futures with respect to such PPF) on any Valuation Date shall not exceed 4% of the Total Asset Value with respect to such PPF on such Valuation Date;

                  (d) no Cash Equivalent or U.S. Treasury or Agency Zero held by any PPF shall mature after the Maturity Date with respect to such PPF;

                  (e) no more than 2% of the total Market Value of any PPF shall be invested in Corporate Bonds issued by a particular issuer or its affiliates at the time of the investment therein;

                  (f) the notional value of all U.S. Treasury Futures held by a PPF shall not exceed 50% of the Market Value of all Corporate Bonds held by such PPF on any Valuation Date;

                  (g) the duration of the combined Corporate Bond and U.S. Treasury Futures portfolio held by a PPF must be maintained within 3 months of the Maturity Date of such PPF;

                  (h) the aggregate Market Value of all Index Futures held by a PPF on any Valuation Date shall not exceed 20% of the sum of (i) the aggregate Market Value of all such Index Futures and (ii) the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date;

                  (i) no change in the Index Equity investments of any PPF shall be made on any Trading Day unless, after giving effect to such change in investments, the Adjusted Total Asset

Value with respect to such PPF on the Valuation Date for such Trading Day would have been equal to or exceeded the sum of the Present Value of the Aggregate Adjusted Guarantee Amount and the Present Value of Covered Expenses with respect to such PPF; and

                  (j) no investment shall be made in securities issued by Aetna Inc.

                  Section 3.3 Selection Guidelines. Aeltus shall make each investment in Index Equities in any PPF in accordance with the Selection Guidelines. Aeltus shall not make any material change in the Selection Guidelines, including without limitation, the investment selection methodology described therein, without the prior written consent of the Insurer.

                  Section 3.4 Index Equity Diversification and Capitalization Requirements. Aeltus shall invest the Index Equity assets of each PPF, to the extent the PPF is invested in any Index Equities, such that the following requirements are satisfied as of each Valuation Date:

                  (a) each PPF shall be invested in at least 400 of the 500 Index Equities; provided that no investment in an Index Equity will be included for the purposes of satisfying the requirements set forth in this paragraph (a) unless the Fund Weight with respect to such PPF and such Index Equity equals or exceeds 40% of the Index Weight for such Index Equity;

                  (b) the aggregate of the Index Weights with respect to each of the Index Equities which are held by such PPF and which satisfy the requirements of paragraph (a) above shall not be less than 85%;

                  (c) the Fund Weight with respect to such PPF and each Index Equity held by such PPF shall not exceed 200% of the Index Weight for such Index Equity; and

                  (d) the Fund Sector Weight with respect to such PPF for each Sector shall not: (i) exceed 135% of the Sector Index Weight for such Sector or
(ii) be less than 65% of the Sector Index Weight for such Sector.

                  Aeltus shall demonstrate its compliance with the requirements and limitations set forth in this Section 3.4 by providing to the Insurer, within 10 days of the end of each month, a report for each PPF as of such month end, substantially in the form attached hereto as Exhibit N.

                  Section 3.5 Asset Allocation and Rebalancing. (a) If, with respect to any PPF, prior to the open of trading on the NYSE on any Trading Day, the sum of:

                  (i) 70% of the Market Value of all Index Equities held by such PPF on the Valuation Date for such Trading Day,

                  (ii) the aggregate Market Value of all Cash Equivalents held in such PPF (less Cash Associated with Futures with respect to such PPF) on the Valuation Date for such Trading Day,

                  (iii) the aggregate Market Value of all U.S. Treasury and Agency Zeroes held by such PPF on the Valuation Date for such Trading Day,

                  (iv) the aggregate Market Value of all Corporate Bonds held by such PPF on the Valuation Date for such Trading Day, and

                  (v) the aggregate Market Value of all cash held as margin for U.S. Treasury Futures by such PPF on the Valuation Date for such Trading Day

(the "Adjusted Total Asset Value") is less than the Asset Allocation Threshold, Aeltus shall sell a portion of the Index Equities held by such PPF and reinvest the proceeds of such sale in U.S. Treasury or Agency Zeroes and/or Corporate Bonds and/or Cash Equivalents such that, after giving effect to such sale and reinvestment of proceeds, the Adjusted Total Asset Value would equal or exceed the sum of the Present Value of the Aggregate Adjusted Guarantee Amount and the Present Value of Covered Expenses with respect to such PPF (each such divestiture and reinvestment, a "Rebalancing"). The foregoing determination (an "Asset Allocation Test") shall be performed by Aeltus with respect to each PPF prior to the open of trading on the NYSE on each Trading Day. If, on any Trading Day, Aeltus fails to effect a Rebalancing required by this Section 3.5, Aeltus shall provide the Insurer and the Custodian with written notice of such failure prior to the next succeeding Trading Day.

                  (b) If, on any Trading Day, with respect to any PPF, the Market Value of all Index Equities permitted to be held by such PPF pursuant to the Asset Allocation Test is less than 40% of the Total Asset Value of such PPF, Aeltus shall seek to sell all Corporate Bonds held by such PPF on such Trading Day and replace those corporate Bonds with U.S. Treasury or Agency Zeroes or money market instruments.

                  (c) Aeltus shall report the results of each Asset Allocation Test with respect to each PPF for each Trading Day in a report substantially in the form attached hereto as Exhibit O, and shall deliver each such report to the Insurer prior to the opening of business on the next succeeding Trading Day.


                                   ARTICLE IV
                                EVENTS OF DEFAULT

                  Section 4.1 Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

                  (a) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.1 or 3.5(b) and such default shall continue unremedied for a period of three Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus;

                  (b) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.2, 3.3 or 3.4 and such default shall continue unremedied for a period of three Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus; provided, however that Aeltus shall not be in default of its obligations contained in Section 3.2(c) on any Trading Day on which the market for Treasury obligations of the U.S. Government is closed;

                  (c) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.5, excluding the provision in Section 3.5(b), and such default shall continue unremedied for a period of one Trading Day after the date on which written notice thereof shall have been given by the Insurer to Aeltus;

                  (d) Aeltus or the Fund shall default in the observance or performance of any agreement or obligation contained in this Agreement (other than any obligation or agreement referred to in paragraphs (a) through (c) above) and such default remains unremedied for a period of 15 Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus; or

                  (e) Any representation or warranty made or deemed made by Aeltus or the Fund in this Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made and such breach remains unremedied for a period of 15 Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus or the Fund;

then and only then the Insurer shall have the right to direct the investment of funds in the particular PPF or PPFs pursuant to Section 3 of the Custodian Service Agreement in the manner and to the extent provided in Section 4.2.

                  Section 4.2 Remedies. (a) After the occurrence and during the continuance of an Event of Default with respect to a PPF, the Insurer shall have the right to deliver to Aeltus and the Custodian an Event of Default Notice (as defined in the Custodian Service Agreement). During the period (the "Default Period") from and including the date on which the Custodian receives an Event of Default Notice from the Insurer to and excluding the Business Day following the date on which the Insurer gives the Custodian a Cure Notice (as defined in the Custodian Service Agreement), the Insurer shall have the right to direct the investment of the PPF as to which such Event of Default shall have occurred by delivering to the Custodian, pursuant to Section 3 of the Custodian Service Agreement, written investment instructions received from Aeltus. In the event that during the Default Period the Insurer receives written investment instructions from Aeltus, the Insurer shall promptly forward such instructions to the Custodian unless the Insurer determines that the execution of such instructions would result in the occurrence of a Default or, after the occurrence and during the continuance of an Event of Default specified in
Section 4.1 (a), (b) or (c), that the execution of such instructions would not result in the cure of the breach causing such Event of Default.

                  (b) In the event that during a Default Period and after the occurrence and during the continuance of an Event of Default with respect to a PPF specified in Section 4.1 (a), (b) or (c) herein, the Insurer shall not have received written investment instructions from Aeltus with respect to the PPF in the format set forth in the Custodian Service Agreement, the execution of which would result in the cure of the breach causing such Event of Default, without resulting in the occurrence of a Default, by 10:00 a.m., New York City time, on the later of the first day of such Default Period and the Trading Day after the occurrence of such Event of Default, the Insurer shall have the right to provide the Custodian with its own investment instructions pursuant to Section 3 of the Custodian Service Agreement, subject to the following conditions:

                  (i) after giving effect to any changes to the investments of such PPF at the direction of the Insurer, the investments of such PPF shall be consistent with Article III;

                  (ii) any changes made to the investments of such PPF at the direction of the Insurer shall be limited to those that are necessary to cure the breach causing such Event of Default;

                  (iii) if it is necessary to sell Index Equities or Index Futures to cure the breach causing such Event of Default, to the extent practicable, a pro rata portion of the Index Equities and the Index Futures held by the PPF as to which such Event of Default shall have occurred shall be sold;

                  (iv) if it is necessary to buy Index Equities or Index Futures to cure the breach causing such Event of Default, to the extent practicable, a pro rata portion of the Index Equities and Index Futures held by the PPF as to which such Event of Default shall have occurred shall be bought; and

                  (v) if such Event of Default is specified in Section 4.1(c), the minimum amount of Index Equities or Index Futures as is reasonably necessary, after giving effect to the reinvestment of the proceeds thereof in U.S. Treasury or Agency Zeroes or Cash Equivalents, to cause the Adjusted Total Asset Value with respect to the PPF as to which such Event of Default shall have occurred to equal the Present Value of the Aggregate Adjusted Guarantee Amount with respect to such PPF discounted at the Discount Rate for such date to the Maturity Date with respect to such PPF, shall be redeemed.

                  (c) In the event that, after the occurrence and during the continuance of an Event of Default specified in Section 4.1(d) or (e), the Insurer shall not have received written instructions from Aeltus or the written instructions received from Aeltus would result in the occurrence of a Default, then the Insurer shall have no right to direct the investment of the PPF as to which such Event of Default shall have occurred pursuant to Section 3 of the Custodian Service Agreement or otherwise, provided no Event of Default specified in Section 4.1(a), (b) or (c) shall have occurred and be continuing. If an Event of Default specified in Section 4.1(d) or (e) shall occur and be continuing, it shall be deemed to have occurred with respect to all PPFs.

                  (d) After the occurrence and during the continuance of an Event of Default, Aeltus shall deliver trade instructions only through the Insurer in accordance with this Section 4.2 with respect to the PPF as to which the Event of Default has occurred.

                  (e) Upon the cure of an Event of Default, the Insurer shall give prompt written notice of such cure to Aeltus and, unless another Event of Default shall have occurred and be continuing, shall promptly give a Cure Notice to the Custodian pursuant to the Custodian Service Agreement. Other than after the occurrence and during the continuance of an Event of Default, the Insurer shall have the sole right to direct the investment of funds in the PPFs.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTEES

                  Section 5.1 Representations and Warranties of Aeltus. To induce the Insurer to enter into this Agreement and to issue the Policies, Aeltus hereby represents and warrants to the Insurer that:

                  (a) Aeltus (i) is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, (ii) has the corporate power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents and (iv) is in compliance with all Requirements of Law except where non-compliance would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents or the validity or enforceability of the Transaction Documents.

                  (b) Aeltus has the corporate power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Except as has been obtained, no consent or authorization of, filing with, or other act by or in respect of, any Government Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against Aeltus of the Transaction Documents to which it is a party. This Agreement has been, and each other Transaction Document to which Aeltus is a party will be, duly executed and delivered on behalf of Aeltus. This Agreement constitutes, and each other Transaction Document to which Aeltus is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Aeltus enforceable against Aeltus in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (c) The execution, delivery and performance of the Transaction Documents to which Aeltus is a party will not violate any Requirement of Law or Contractual Obligation of Aeltus and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or Contractual Obligation except where such violation would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents or the validity or enforceability of the Transaction Documents.

                  (d) No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or threatened by or against Aeltus or against any of its properties or revenues (i) asserting the invalidity or unenforceability of any of the Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents or (iii) seeking any determination or ruling that might materially and adversely affect (A) Aeltus' ability to perform its obligations under the Transaction Documents, (B) the validity or enforceability of the Transaction Documents or (C) the Insurer.

                  Section 5.2 Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Insurer that:

                  (a) The Fund is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority, and the legal right, to own its assets and to transact the business in which it is engaged.

                  (b) The Fund has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, or other act by or in respect of, any Government Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against the Fund of this Agreement. This Agreement has been duly executed and delivered on behalf of the Fund and constitutes a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (c) The execution, delivery and performance of this Agreement will not violate any Requirement of Law or Contractual Obligation of the Fund and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or Contractual Obligation except where such violation would not have a material adverse effect on the Fund's ability to perform its obligations under this Agreement or the validity or enforceability of this Agreement.

                  (d) No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or threatened by or against the Fund or against any of its properties or revenues (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents or (iii) seeking any determination or ruling that might materially and adversely affect (A) the Fund's ability to perform its obligations under this Agreement, (B) the validity or enforceability of this Agreement or (C) the Insurer.


                                   ARTICLE VI
                                    COVENANTS

                  Section 6.1 Covenants of Aeltus. Aeltus hereby covenants and agrees that during the term of this Agreement:

                  (a) it shall comply in all material respects with the terms and conditions of the Transaction Documents to which it is a party and shall provide the Insurer with written notice immediately upon becoming aware of any material breach by it of the provisions of any such agreements;

                  (b) it shall not amend, supplement or otherwise modify, or agree to any waiver with respect to any provision of the Custodian Service Agreement without the prior written consent of the Insurer;

                  (c) in the event that either it or the Custodian shall terminate the Custodian Agreement or the custodial services agreement, it shall enter into a custodian agreement and a Custodian Service Agreement with a successor Custodian prior to the effective date of such termination;

                  (d) it shall promptly notify the Insurer of any information or event, to the knowledge of Aeltus, that would be reasonably likely to result, through passage of time or otherwise, in the occurrence of an Event of Default;

                  (e) within 180 days of the end of each PPF's fiscal year, it shall provide to the Insurer the financial statements for each PPF with respect to such fiscal year, audited by independent public accountants;

                  (f) it shall provide to the Insurer copies of all written offering materials provided to potential PPF Shareholders and such additional information with respect to the PPFs as the Insurer may from time to time reasonably request;

                  (g) it shall not amend or otherwise modify the Sectors as set forth on Annex B, without the prior written consent of the Insurer;

                  (h) other than related to dividends or distributions to PPF Shareholders, it shall not divide the shares of any PPF into a greater number of shares of lesser value or combine them into a lesser number of shares of greater value; and

                  (i)   it shall not terminate any PPF.

                  Section 6.2 Covenants of the Fund. The Fund hereby covenants and agrees that, during the term of this Agreement it shall provide the Insurer with written notice immediately upon becoming aware of any material breach by it or Aeltus of the provisions of this Agreement.


                                   ARTICLE VII
                               FURTHER AGREEMENTS

                  Section 7.1 Obligations Absolute. The obligations of Aeltus and the Fund pursuant to this Agreement are absolute and unconditional and will be paid or performed strictly in accordance with the respective terms thereof, irrespective of:

                  (a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to, the Transaction Documents;

                  (b) any amendment or waiver of, or consent to departure from, the Policies or any Transaction Document;

                  (c) the existence of any claim, set-off, defense or other rights either may have at any time against the other, any beneficiary or any transferee of the Policies (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Insurer or any other person or entity whether in connection with the Policies, this Agreement or any unrelated transactions;

                  (d) any statement or any other document presented under the Policies (including any Notice for Payment (as defined in the Policies)) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (e) the inaccuracy or alleged inaccuracy of any Notice for Payment upon which any drawing under a Policy is based;

                  (f) payment by the Insurer under a Policy against presentation of a draft of certificate which does not comply with the terms of such Policy, provided that such payment shall not have constituted gross negligence or willful misconduct or bad faith of the Insurer;

                  (g) any default or alleged default of the Insurer under a Policy other than a default with respect to payment thereunder; or

                  (h) any other circumstance or happening whatsoever, provided that the same shall not have constituted gross negligence, willful misconduct or bad faith of the Insurer and to the extent that such do not result in a default with respect to payments under the Policies.

                  Section 7.2 Reinsurance and Assignments. The Insurer shall have the right to give participation in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Policies, provided that the Insurer agrees that any such disposition will not alter or affect in any way whatsoever the Insurer's direct obligations hereunder and under the Policies. Neither Aeltus nor the Fund may assign its obligations under this Agreement without the prior written consent of the Insurer.

                  Section 7.3 Liability of the Insurer. Aeltus and the Fund agree that neither the Insurer, nor any of its officers, directors or employees shall be liable or responsible for (except to the extent of its own or their gross negligence, willful misconduct or bad faith) (a) the use which may be made of any Policy by any Person or for any acts or omissions of another Person in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of any documents delivered to the Insurer, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Insurer may accept documents that appear on their face to be in order, without responsibility for further investigation (except to the extent that the Insurer acted with gross negligence, willful misconduct or bad faith).

                  Section 7.4 Fees and Expenses. Aeltus agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of the Transaction Documents and all other documents delivered with respect thereto, including, without limitation, the fees of Moody's and S&P incurred by the Insurer in connection with this Agreement and the transactions contemplated hereby and by the other Transaction Documents and the fees of Simpson Thacher & Bartlett, counsel to the Insurer. All such fees, costs and expenses shall be payable on or prior to the date which is 30 days from the date on which an invoice for any such fees, costs and expenses shall have been presented to Aeltus.


                                  ARTICLE VIII
                                  MISCELLANEOUS

                  Section 8.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless in writing and signed by all of the parties hereto; provided that any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver. Aeltus shall provide Moody's with written notice of any amendment or waiver of the provisions of this Agreement.

                  Section 8.2 Notices. Except to the extent otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto and Moody's to be effective shall be in writing (and if, sent by mail, certified or registered, return receipt requested) or confirmed facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows:

         If to Aeltus:
         -------------

                  Aeltus Investment Management, Inc.
                  10 State House Square, SH11
                  Hartford, Connecticut 06103-3602
                  Attention:  Amy R. Doberman, Vice President & General Counsel
                  Telephone:  (860) 275-2032
                  Facsimile:  (860) 275-2158

         If to the Fund:
         ---------------

                  10 State House Square, SH14
                  Hartford, Connecticut  06103-3602
                  Attn:  President
                  Telephone:  (860) 275-3055
                  Facsimile:  (860) 275-3394

         If to the Insurer:
         ------------------

                  MBIA Insurance Corporation

                  Attention:
                  Telephone:
                  Facsimile:

         If to Moody's:
         --------------

                  Moody's Investors Service
                  99 Church Street
                  New York,  New York
                  Attention:
                  Telephone:  (212)
                  Facsimile:  (212)

                  Section 8.3 No Waiver, Remedies and Severability. No failure on the part of the Insurer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Insurer hereunder is unavailable or unenforceable shall not affect in any way the ability of the Insurer to pursue any other remedy available to it. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

                  Section 8.4 Payments. All payments to the Insurer hereunder shall be made in lawful currency of the United States in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to The Bank of New York, ABA #021-000018,
Account Number             or to such other office or account as the Insurer may
direct. All payments to a PPF hereunder shall be made in lawful currency of the United States and in immediately available funds on the date such payment is due
by wire transfer to             , or to such other office or account as the
Fund may direct.

                  Whenever any payment under this Agreement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

                  Section 8.5 Governing Law. This agreement shall be construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the state of New York.

                  Section 8.6 Counterparts. This Agreement may be executed in counterparts of the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

                  Section 8.7 Paragraph Headings, Etc. The headings of paragraphs contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation.

                  Section 8.8 Termination. This Agreement shall terminate on the earlier of: (a) the first date as of which the final outstanding Policy has terminated in accordance with the provisions thereof and the Insurer has recovered all amounts owing to it hereunder and (b) the date on which the Aggregate Adjusted Guarantee Amount with respect to each PPF equals zero. Any termination of this Agreement will be effective only upon the delivery to the Insurer of all Policies, whereupon the Policies will be cancelled and the Insurer's liabilities thereunder will cease.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.


                           MBIA INSURANCE CORPORATION,
                           as Insurer


                           By:___________________________________________
                                Name:
                                Title:


                           AELTUS INVESTMENT MANAGEMENT, INC.


                           By:___________________________________________
                                Name:
                                Title:


                           AETNA SERIES FUND, INC.


                           By:___________________________________________
                                Name:
                                Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.


                           MBIA INSURANCE CORPORATION,
                           as Insurer


                           By:___________________________________________
                                Name:
                                Title:


                           AELTUS INVESTMENT MANAGEMENT, INC.


                           By:___________________________________________
                                Name:
                                Title:


                             AETNA SERIES FUND, INC.


                           By:___________________________________________
                                Name:
                                Title:

                  THE EQUITY PORTFOLIO ("INDEX PLUS LARGE CAP")

Investment                 The investment philosophy of the equity portfolio,
philosophy                 a quantitative "Index Plus Large Cap"strategy, is
                           based on the following principles:

                           [bullet] Rigorous quantitative analysis can identify
                                    those securities having the greatest
                                    likelihood of underperformance.

                           [bullet] A portfolio that avoids the underperforming
                                    securities in the S&P 500 will outperform the Index.

Quantitative               The process begins with output from an
Ranking                    internally developed quantitative model that ranks
                           every issue in the S&P 500 using factors which Aeltus has identified as being predictors of relative performance. The model produces a weighted aggregate score, and ranks the universe.


Portfolio                  Screening and Weighting
construction
                           After the quantitative evaluation, well ranked stocks are overweighted and poorly ranked stocks are underweighted. Bottom decile stocks and Aetna Inc.
                           are not owned at all. If the data needed for such quantitative evaluation is not available for a particular company, the company will be held in the equity portfolio at its index weight.

                           Final Construction

                           Finally, the screened and weighted portfolio is tested to assure appropriate representation in each of the 12 S&P 500 industry sectors (as set forth in Annex B). If any sector of the Portfolio is less than 65% of the S&P 500 weight, Aeltus will increase its investment in that sector sufficiently to meet this criterion. Similarly, if any sector is greater than 135% of the S&P weight, Aeltus will decrease its investment in that sector sufficiently to meet this criterion. The portfolio is generally rebalanced monthly to reflect changes in rank and/or weighting components.

Use of Futures             Transaction efficiency is improved by using S&P 500
                           futures. They will represent no more than 20% of the equity portfolio, and will not be leveraged or used for speculative purposes.

                                     ANNEX B
                                   SECTOR LIST



                      Sector Abbreviation        Sector Name
                      -------------------        -----------

                      CAPG                       CAPITAL GOODS
                      TECH                       TECHNOLOGY
                      CONC                       CONSUMER CYCLICALS
                      CONN                       CONSUMER NON-CYCLICALS
                      HELT                       HEALTH CARE
                      RETL                       RETAILERS
                      RAWM                       RAW MATERIALS
                      TRAN                       TRANSPORTATION
                      ENGY                       ENERGY
                      FINN                       FINANCIAL
                      TELF                       TELEPHONE UTILITIES
                      ELUT                       ELECTRIC UTILITIES

                                     ANNEX C

              SAMPLE CALCULATION OF HYPOTHETICAL TOTAL ASSET VALUE